As filed with the Securities and Exchange Commission on October 17, 2005
Registration No. 333-111625

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MGI GP, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1841960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6611 Tributary Street
Baltimore, MD 21224
(410) 631-6300
(Address, including zip code, of registrant’s principal executive offices)

Dean J. Mitchell
President
MGI GP, INC.
6611 Tributary Street
Baltimore, MD 21224
(410) 631-6300
(name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael J. Silver
Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, Maryland 21202
(410) 659-2741

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-111625) (the “Registration Statement”) filed with the Securities and Exchange Commission by Guilford Pharmaceuticals Inc. (“Guilford”). The Registration Statement registered the sale of up to 5,768,791 shares of common stock, $.01 par value per share, including the attached Series A Junior Participating Preferred Share Purchase Rights, a portion of which are issuable upon the exercise of warrants of the Registrant.
     On October 3, 2005, pursuant to the Agreement and Plan of Merger, dated as of July 20, 2005, among MGI PHARMA, INC. (“MGI PHARMA”), Granite Acquisition, Inc. (“Merger Sub”) and Guilford, Merger Sub was merged with and into Guilford (the “Merger”), and Guilford was the surviving company. In connection with the Merger, Guilford amended its Certificate of Incorporation to change its name to MGI GP, INC. MGI GP, INC. is now a direct wholly-owned subsidiary of MGI PHARMA.
     All securities previously registered under the Registration Statement that remain unsold are hereby deregistered. As a result of the Merger, the warrants are now exercisable for common stock of MGI PHARMA, as well as cash consideration. It is expected that MGI PHARMA will promptly file a registration statement for the resale of the MGI PHARMA common stock issuable pursuant to the warrants.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on October 10, 2005.

MGI GP, INC.
By:	/s/ Dean J. Mitchell
Dean J. Mitchell
President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Post-Effective Amendment No. 1 to the Registrant Statement has been signed by the following persons in the capacities and on the date indicated.

Date: October 10, 2005	/s/ Leon O. Moulder, Jr.

Leon O. Moulder, Jr.
Chief Executive Officer and Director
(Principal Executive Officer)

Date: October 10, 2005	/s/ James C. Hawley

James C. Hawley
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: October 10, 2005	/s/ William F. Spengler

William F. Spengler
Director

Date: October 10, 2005	/s/ Eric P. Loukas Eric P. Loukas
Director